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                                                                    Exhibit 10.9

                               LICENSE AGREEMENT

      This LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 26th day of September, 1996, by and among CELERITY SYSTEMS, INC., a corporation organized and existing under the laws of the State of Tennessee, United States of America ("Licensor") and ENKAY TELECOM CO., LTD, a corporation organized and existing under the laws of the Republic of Korea ("Licensee").

      WHEREAS, Licensor is engaged in the development, manufacture and licensing of hardware, software, systems and equipment used in the interactive digital cable television business, including its next generation set-top box unit called the "Topper 4000" (the "Product"); and

      WHEREAS, Licensee is in the business of manufacturing and selling various types of consumer electronic equipment and desires to manufacture and distribute the Product in the Republic of Korea and elsewhere; and

      WHEREAS, the parties executed a Memorandum of Understanding dated June 14, 1996 (the "Memorandum"), evidencing their intention to enter into a definitive Agreement granting license rights to Licensee as described herein.

      NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties hereto mutually agree as follows:

      1.    Manufacture and Distribution Rights.

            (a) Licensor hereby grants to Licensee, and Licensee hereby accepts, the right and license to manufacture and sell the Product on the terms and conditions set forth herein. Licensor hereby grants to Licensee, and Licensee hereby accepts, a license, in and to technology, know-how and intellectual property rights related to the Product (the "Technology") necessary to and solely for the purpose of manufacture and sale of the Product.

            (b) The license granted hereby may not be transferred or sublicensed by Licensee, but shall extend to any wholly-owned subsidiaries and divisions of Licensee. Licensee shall be responsible for the compliance by each such subsidiary and division with the terms and provisions of this Agreement, and agrees to report and pay royalties to Licensor in accordance with Section 3 hereof with respect to production of the Product by each such subsidiary or division. Any such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement, and Licensee shall agree to guarantee the obligations of such assignee hereunder.

            (c) The license granted hereby conveys no right to Licensee to use or register any trademark or trade name of Licensor, or to use the name of Licensor or any trademark or trade name in any manner whatsoever in connection with the sale of the Product hereunder. Nothing in this Agreement shall be construed as conveying, expressly or by implication, any right under any of Licensor's know-how except in connection with the manufacture and sale of the Product
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                  hereunder.

            (d) Licensee shall not have the Product manufactured for it by any third party without the prior written consent of Licensor, except where such third party has been licensed by Licensor to manufacture the Product.

            (e) Upon the termination of this license for any reason, Licensee shall return the Technology, including but not limited to the source codes, and any and all copies thereof, to Licensor.

            (f) Nothing contained herein shall prohibit Licensor from using the Technology for its own purposes, nor from licensing the Product and the Technology to others, provided that such usage or licensing by Licensor is not in competition with the sale of the Product by Licensee in the Republic of Korea in connection with or as a part of the SWAN II Interactive Digital CATV project for Korea Telecom. Nothing contained herein shall prohibit Licensor from using the Technology for the development, sale and distribution of its server products for use with set-top boxes manufactured by others which may be competitive with Licensee.

      2. Territory. The license to manufacture and sell the Product granted hereby shall be exclusive as to sales for delivery within the Republic of Korea. Licensee may from time to time request the right to sell the Product in other areas. If Licensor has not at the time granted to anyone else the right to sell the Product in such other areas, Licensor will grant to Licensee the non exclusive right to manufacture and sell the Product in such other areas on substantially the same terms as are set forth in this Agreement, provided that such right shall exist only until such time as Licensor grants to Licensee or someone else an exclusive right to sell in any such area.

      3.    Royalties.

            (a) In consideration of the Technology to be provided to Licensee by Licensor under this Agreement, Licensee shall pay to Licensor the sum of one million two hundred thousand dollars ($1,200,000), in addition to periodic royalties as hereinafter provided, payable by Licensee to Licensor as follows:

                  (i) one hundred thousand dollars (U.S. $100,000) within three (3) weeks after execution of the Memorandum, nonrefundable, such payment to be in consideration of Licensor's agreement herein to undertake development of the Topper 4000;

                  (ii) five hundred thousand dollars (U.S. $500,000) upon the execution of this Agreement, nonrefundable; and

                  (iii) six hundred thousand dollars (U.S. $600,000), as a
                        fixed, up front license fee, upon Licensor's demonstration of the proper functioning



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                        of the Product according to the specifications set forth
                        in Exhibit A attached hereto for the SWAN II Interactive Digital CATV project for Korea Telecom or Licensee's first sale of any Product utilizing the Technology, whichever occurs first.

            (b) The initial one hundred thousand dollars (U.S. $100,000) and five hundred thousand dollars (U.S. $500,000) payments provided for above shall be made before Licensor provides any technical know-how, information or data to Licensee.

            (c) In consideration of the license herein granted, and in addition to the fixed payments provided for in Section 3(a) above, Licensee shall pay to Licensor periodic royalties at the rate of ten dollars (U.S. $10) for each unit of the Product sold by Licensee. Such periodic royalties shall be paid by Licensee to Licensor within thirty (30) days following the end of each fiscal quarter of this Agreement, beginning with the end of the third full month following the execution of this Agreement.

            (d) Licensee will furnish to Licensor within thirty (30) days following the end of each such quarter a written statement certified by the Chief Financial Officer of Licensee showing the number of units of the Product sold by Licensee during such quarter, including customer names and selling prices, and the amount of periodic royalties due for the corresponding period, together with payment of the royalties due.

            (e) Licensee will at all times during the term of this Agreement keep accurate books of account and other records reflecting all sales of the Product, and will carefully prepare and maintain such books and records for at least five (5) years following the termination of this Agreement. Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and make copies of such books and records for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder, such inspection and copying to be at the expense of Licensor.

            (f) All payments provided for in this Agreement shall be made to Licensor in Knoxville, Tennessee in United States currency. All payments shall be net to Licensor, without deduction for taxes, assessments, or other charges which may be imposed on Licensor by the Government of the Republic of Korea or any political subdivision thereof with respect to any amounts payable to Licensor pursuant to this Agreement, and without deduction for banking or wire transfer fees. Such taxes, assessments or other charges, and fees shall be paid by Licensee.

      4. Term. The term of this Agreement, and the duration of the license granted hereby, shall be three (3) years from the date of this Agreement. This Agreement shall be subject to renewal on terms to be agreed upon by the parties. Either party intending


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

            to seek renewal of this Agreement shall give notice thereof to the other party at least one hundred eighty (180) days prior to the expiration hereof.

      5. Delivery of Technology. Following the Licensor's receipt of fee payments provided for in Sections 3(a)(i) and 3(a)(ii) above in the aggregate amount of six hundred thousand dollars (U.S. $600,000), Licensor will supply to Licensee technical information necessary for the production of the Product, pursuant to Technology Transfer Agreement between Licensor and Licensee in the form of Exhibit B attached hereto.

      6.    Additional Licensee Responsibilities.

            (a) Licensee agrees to actively develop the market and to promote the sale of the Product in the Republic of Korea, including marketing, distribution, installation and service of the Product.

            (b) Licensee will maintain a marketing, sales and service organization properly trained to market the Product and to insure proper installation and servicing thereof.

            (c) Licensee will provide to Licensor on at least a quarterly basis information and analysis of marketing and sales of the Product in the Republic of Korea and professional support for future development and sales of the Product in the Republic of Korea.

            (d) Licensee will be solely responsible for providing service and support for the Products. Licensor shall have no Product service or support responsibilities.

      7. Additional Licensor Responsibilities. Licensor will sell to Licensee, and Licensee will purchase from Licensor, the proprietary gate arrays referred to as TOP4B. The part numbers will be disclosed to Licensee as deemed appropriate by Licensor. Licensor reserves the right to change the proprietary gate arrays as it deems appropriate. Licensor will sell to Licensee nonproprietary parts for the Product as mutually agreed. In all cases, prices will include a reasonable markup above Licensor's cost.

      8. No Patent Warranty. Licensor makes no representation or warranty that the Product is free from any infringement of any patent or proprietary rights of others, except that Licensor is aware of no claim or charge of any such infringement.

      9. Indemnification. Licensee agrees to indemnify, to defend and to hold harmless Licensor from claims of third persons either:

            (a) proximately caused by the fault or negligence of Licensee, its officers, employees or agents; or

            (b) which relates to any customer disputes or claims relating to the marketing,


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                  sale, distribution, installation, training or service of any
                  Product or the performance thereof, whether arising out of express or implied warranty; or

            (c) which relates to any other failure by Licensee to comply with any terms of this Agreement; or

            (d) which relates to any failure by Licensee to comply with applicable laws and/or regulations in accordance with Section 13 hereof.

      10. Insurance. Licensee agrees to maintain during the term hereof liability insurance for personal injury and property damage, including products liability and contractual coverage, as set forth herein. Coverage for personal injury shall be not less than one million dollars (U.S. $1,000,000) annual aggregate liability. Coverage for property damage shall be not less than five hundred thousand dollars (U.S. $500,000) per occurrence. Such liability insurance obtained by Licensee shall include Licensor as a named insured. Licensee shall supply Licensor with a Certificate of Insurance upon written request by Licensor.

      11. Force Majeure. Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, war, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom. Each party shall keep the other fully informed of any such circumstances.

      12.   Government Regulations.

            (a) Licensee shall comply with all laws and regulations of all applicable jurisdictions relating to the manufacture, sale and distribution of the Products.

            (b) This Agreement shall be subject to all United States laws and regulations now or hereafter in effect applicable to the subject matter hereof. The Export Administration Regulations of the United States Department of Commerce prohibit, except under an individual validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Export Administration Regulations, unless the exporter (under this Agreement, Licensor) has received certain assurances from the foreign importer. Licensee acknowledges that it has received a copy of the current Export Administration Regulations of the United States Department of Commerce and has access to Supplementary Bulletins from the United States Department of Commerce. Licensee agrees to comply with all applicable Export Administration Regulations of the United States Department of Commerce, and hereby gives to Licensor the assurances called for in Part 779.4 of such Export Administration Regulations.

            (c) If the terms of this Agreement are such as to require or make it appropriate


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

                  that this Agreement or any part of it be registered with or reported to any national or supranational agency in any area in which Licensee will do business hereunder, Licensee will, at its expense, promptly undertake such registration or report. Licensee will supply prompt notice and appropriate verification of any such registration or report and any agency ruling resulting therefrom.

            (d) Licensee will, at its expense, carry out any formal recordation of this Agreement required by the law of the Republic of Korea as a prerequisite to enforceability of this Agreement in the Republic of Korea or for any other reason, and promptly supply verified proof of such recordation to Licensor.

      13.   Termination.

            (a) If either party hereto shall breach this Agreement, the other party may give the defaulting party written notice of such default. If the defaulting party shall fail or refuse to remedy such default within thirty (30) days from the date of said notice, this Agreement may be terminated by a second written notice and said termination shall be effective as of the date of the second notice of default. Such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the defaulting party. Defaults under this Agreement shall be deemed to include, but shall not be limited to:

                  (i) material failure by either party to fulfill any of its obligations under this Agreement;

                  (ii) an adjudication of bankruptcy of either party under any bankruptcy or insolvency law;

                  (iii) the commission by either party of a receiver for
                        business or property, or the meaning of any general assignment for the benefit of creditors; or

                  (iv) without the prior consent of Licensor, sale by Licensee of substantially all of its assets or sale or other transfer of controlling interest in the ownership of Licensee.

            (b) In addition, either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted hereunder if:

                  (i) Such termination is necessary to comply with an order or official request of the government of the terminating party, or

                  (ii) Normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action


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

                        taken by governmental or other authority.

            (c) Licensor may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted by it hereunder if by law or regulation of the government of the Republic of Korea, Licensee is disabled from making the payments to Licensor which it is required to make under this Agreement, and such disability continues for more than thirty (30) days.

      14. Amendments. No provision of this Agreement may be amended, revoked or waived except by a writing signed by a duly authorized representative of each of the parties hereto.

      15. Assignment. Except as otherwise provided herein, this Agreement shall not be assignable. Licensee shall have the right to transfer all or any part of its rights and obligations hereunder to any wholly-owned affiliate of Licensee, provided, however, that such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement and that Licensee agrees to guarantee the obligations hereunder of such assignee.

      16. Notices. Any notice required to be given hereunder shall be deemed sufficient and delivery shall be deemed complete if sent by registered Air Mail or confirmed telex to the following addresses:

            To Licensor:  Celerity, Systems, Inc.
                          9051 Executive Park Drive
                          Suite 400
                          Knoxville, Tennessee 37923
                          Attention:  President

            To Licensee:  Enkay Telecom Co., LTD.
                          Enkay Building, 115, Samsung-Dong
                          Kangnam-Ku, Seoul, Korea 135-090
                          Attention:  President

      17. Governing Law. This Agreement and the relationship of the parties hereto shall be governed in all respects by the laws of the State of Tennessee, United States of America, except that questions affecting the validity, construction and effect of any patent shall be determined by the law of the country in which the patent has been granted. In the event of any controversy between the parties respecting the interpretation or application of the terms of this Agreement, the English language version of this Agreement shall be controlling.

      18.   Resolution of Disputes.

            (a) All disputes and controversies between the parties hereto of every kind and


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                  nature arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, nonperformance, enforcement, operation, breach, continuation, or termination of this Agreement shall be resolved as set forth in this Section 18.

            (b) Either party to this Agreement may within fifteen (15) days after a dispute or controversy arises submit any dispute or controversy hereunder in writing for resolution by a senior executive officer of the highest executive level for each of the parties. If such persons cannot resolve the dispute or controversy within thirty (30) days, then the dispute or controversy shall be submitted to binding arbitration pursuant to the following procedure.

            (c) The dispute or controversy shall be submitted to a single arbitrator with experience in international high technology commercial matters to be chosen by the senior executive officers at the highest executive level for each of the parties within thirty (30) days after the conclusion of the mediation provided for above. If senior executive representatives of the disputing parties cannot within such time agree on an arbitrator, the arbitrator shall be chosen under International Chamber of Commerce procedures from its panels of arbitrators with international high technology commercial experience.

            (d) The arbitration hearing shall be held in New York, New York, United States of America, or at such other place as the parties and the arbitrator agree, within thirty (30) days after the dispute is submitted to an arbitrator. The Arbitration Rules of the International Chamber of Commerce, or such other rules and procedures as the arbitrator may determine, shall be utilized in the arbitration proceedings. The arbitration hearing shall be conducted in the English language.

            (e) The arbitration hearing shall be concluded in not more than three (3) days unless otherwise ordered by the arbitrator. The award on the hearing shall be made within thirty (30) days after the close of the submission of evidence at or in connection with the hearing.

            (f) An award rendered by the arbitrator appointed pursuant to this Agreement shall be final and binding on the parties to such proceeding. The award shall be enforceable under the June 10, 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Judgment on such award may be entered by any of the disputing parties in the highest court having jurisdiction in any country.

            (g) The provisions of this Section 18 of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to any dispute or controversy arising out of or in connection with this Agreement. The arbitration provisions of this Agreement shall, with respect to any such dispute or controversy, survive


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                  the termination or expiration of this Agreement.

            (h) Nothing contained in this Section 18 shall give the arbitrator selected hereunder any authority, power or right to alter, change, amend, modify, add to, or subtract from the provisions of this Agreement. Rather, the arbitrator shall endeavor to interpret the provisions of this Agreement so as to carry out its terms with reference to any dispute submitted for arbitration.

            (i) The parties shall each bear all of their respective arbitration costs and expenses, provided, however, that the parties shall share equally the costs and expenses of the arbitrator.

            (j) The failure or refusal of any party hereto to submit to arbitration in accordance with this Agreement shall be deemed a breach of this Agreement.

      19. Entire Agreement. This Agreement, including the Technology Transfer Agreement attached hereto as Exhibit A, represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings and communications, whether oral or written, including the Memorandum.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first herein written.

                                        CELERITY SYSTEMS, INC.

                                        By: /s/ M. R. Youssefi
                                           ----------------------------------
                                              M. R. Youssefi
                                              President



                                        ENKAY TELECOM CO., LTD.

                                        /s/ Choi. Hyun Yui
                                        -------------------------------------
                                        By: Choi. Hyun Yui
                                        Title: Chairman




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